Exhibit 99.1

FOR IMMEDIATE RELEASE


    Media Contact:                              Investor Contact:
    Lori M. Milovich                            David W. Carlson
    Director, Public &                          Executive Vice President &
    Investor Relations                          Chief Financial Officer
    GameStop Corp.                              GameStop Corp.
    (817) 424-2130                              (817) 424-2130


GameStop Corp. Announces Appointment of Three New Members to Board of Directors

Grapevine, TX (May 23, 2002) - GameStop Corp. (NYSE: GME), the nation's largest video game and entertainment software specialty retailer, today announced the appointment of Stephanie M. Shern, Edward A. Volkwein and Daniel DeMatteo to its Board of Directors.

R. Richard Fontaine, Chairman and Chief Executive Officer of GameStop Corp., commented, "I am extremely pleased to announce the appointment of three highly qualified individuals to our Board of Directors. They each bring a unique set of skills and professional experience to our company and will be instrumental in helping to define our future strategies."

Stephanie Shern is the founder and Chief Executive Officer of Shern Associates LLC, a retail strategy and consulting firm. Prior to founding Shern Associates in February 2002, Ms. Shern had been Managing Director of Retail and Consumer Products consulting for Kurt Salmon Associates. Prior thereto, Ms. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young and a member of Ernst & Young's Management Committee. Ms. Shern has over 30 years of experience in working with executives in the retail and consumer products industry. She is currently a board member and Chair of the Audit Committee of Galyan's Trading Company, and a member of the Advisory Board of Pennsylvania State University's School of Business. Ms. Shern graduated from Penn State with a B.S. in Accounting, magna cum laude.

Edward Volkwein is the Senior Vice President Global Advertising & Promotion for Philips Consumer Electronics. Prior to joining Philips, Mr. Volkwein was Senior Vice President of Marketing for Sega of America, where he was instrumental in developing Sega into a major video game brand. Mr. Volkwein has also held senior executives positions with Funk & Wagnalls and Prince Manufacturing. Mr. Volkwein holds an A.B. from Princeton University and an M.B.A. from The Darden School at the University of Virginia.

Daniel DeMatteo is the President and Chief Operating Officer for GameStop Corp. and has served in this capacity since its inception in November 1996. He has also held various senior executive positions with Software Etc., B. Dalton, and Super Valu Stores, Inc.

Mr. Volkwein and Ms. Shern will be two of the independent directors constituting the Audit Committee of GameStop Corp.'s Board of Directors. A third independent director will be appointed to the Board and the Audit Committee in the near future.


About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE: GME), is the nation's largest video game and entertainment software specialty retailer. The company operates 1,068 retail stores throughout 49 states, the District of Columbia and Puerto Rico, under the GameStop(R), Babbage's(R), Software Etc.(TM) and FuncoLand(R) brands. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer magazine, a leading video and computer game publication.

GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft, and is also the industry's largest reseller of used video games. In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

General information on GameStop Corp. can be obtained via the Internet by visiting the company's corporate Website:
http://www.gamestop.com/investor-relations


SAFE HARBOR
This press release (including the attached schedules) contains "forward-looking statements." GameStop Corp. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.